Exhibit 99.1
For Immediate Release

CNO Financial Group Names New Chairman of the Board and Announces Increase to Quarterly Dividend and Results of Annual Shareholders Meeting

CARMEL, Ind., May 9, 2018 - CNO Financial Group, Inc. (NYSE: CNO) reported today that the company’s board of directors has elected Daniel Maurer as chairman. Maurer joined the CNO Financial board in May 2015 and has served as a member of the Human Resources and Compensation Committee, and the Governance and Nominating Committee. Prior to joining the CNO board, he served in leadership roles at Intuit, Proctor & Gamble and Campbell Soup Company.

Neal Schneider is retiring as chairman, a role he has held since 2011, and will remain on the board.

“I am honored to serve as chairman of the CNO board of directors,” said Maurer. “On behalf of the CNO board, I thank Neal for his dedicated leadership, and I look forward to working with him as CNO continues to provide insurance and financial solutions to middle-income working Americans and retirees.”

CNO also announced that its board of directors has approved a 11% increase in its quarterly dividend. The board declared a quarterly cash dividend of $0.10 per share on the company’s common shares, payable June 25, 2018, to shareholders of record at the close of business on June 11, 2018.

In addition, CNO announced that at the company's annual meeting earlier today, its shareholders:

•
Elected nine directors (Gary Bhojwani, Ellyn Brown, Stephen David, Robert Greving, Mary (Nina) Henderson, Charles Jacklin, Daniel Maurer, Neal Schneider and Frederick Sievert) to serve terms expiring at next year's annual meeting.

•	Approved the adoption of the company’s Employee Stock Purchase Plan

•	Approved the adoption of the company’s Amended and Restated Section 382 Shareholder Rights Plan

•	Ratified the appointment of PricewaterhouseCoopers LLP as the company's independent registered public accounting firm for 2018.

•	On a non-binding advisory basis, voted in favor of the compensation paid to the company's named executive officers as disclosed in the proxy statement for the annual meeting.

About CNO Financial Group
CNO Financial Group, Inc. (NYSE: CNO) is a holding company.  Our insurance subsidiaries - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company - primarily serve middle-income pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

For further information: (News Media) Beth Hengeveld +1.312.396.7467 or (Investors) Adam Auvil +1.317.817.6310

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